UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

BIOVEST INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	00-11480	41-1412084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Avenue, Suite 350

Tampa, FL 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOVEST INTERNATIONAL, INC.

FORM 8-K

Item 5.02.	Compensatory Arrangements of Certain Officers.

On March 30, 2012, the Board of Directors of Biovest International, Inc. (the “Company”) approved the following compensation arrangements for the below-named officers as a result of an annual compensation review by the Board of Directors and its Compensation Committee. However, such arrangements will be contingent on, and not commence until, the Company has raised an aggregate total of $4.0 million in additional new financing:

•	Francis E. O’Donnell, Jr. M.D., the Company’s Executive Chairman, will receive a base salary of $82,413 and a cash of bonus of $38,150 for the fiscal year ending September 30, 2012.

•

Samuel S. Duffey, Esq., the Company’s President and Chief Executive Officer, will receive an increase to his base salary from $228,606 to $235,464 and a cash bonus of $109,000 for fiscal year ending September 30, 2012.

•

Brian D. Bottjer, CPA, the Company’s Acting Chief Financial Officer and Controller, will receive an increase to his base salary from $132,923 to $147,923 for the fiscal year ending September 30, 2012. He will receive an additional increase in his base salary if he becomes the Company’s Chief Financial Officer when the Board of Director considers such matter later in the year.

In addition to the foregoing, on March 30, 2012, the Company granted stock options to purchase the following number of shares of the Company’s common stock: Dr. O’Donnell (459,550 shares), Mr. Duffey (919,100 shares), and Mr. Bottjer (282,800 shares). Such options were granted under the Company’s 2010 Equity Incentive Plan at an exercise price of $0.57 per share and immediately vested upon the grant date.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey, Esq.
Chief Executive Officer, President and General Counsel

Date: April 3, 2012

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